Exhibit 99.1

Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Reports Second Quarter 2024 Results
Second Quarter 2024 Highlights - comparisons to the prior year quarter
•Net earnings per diluted share increased 15% to $3.45
◦$3.38, excluding mark-to-market losses on technology investments and one-time gain on sale of a technology investment
•Net earnings increased 9% to $954 million
•New orders increased 19% to 21,293 homes
•Backlog of 17,873 homes with a dollar value of $8.2 billion
•Deliveries increased 15% to 19,690 homes
•Total revenues of $8.8 billion
•Homebuilding operating earnings of $1.3 billion
◦Gross margin on home sales of 22.6%
◦S,G&A expenses as a % of revenues from home sales of 7.5%
◦Net margin on home sales of 15.1%
•Financial Services operating earnings of $146 million
•Multifamily operating loss of $20 million
•Lennar Other operating loss of $28 million
•Homebuilding cash and cash equivalents of $3.6 billion
•Years supply of owned homesites of 1.2 years and controlled homesites of 79%
•No outstanding borrowings under the Company's $2.2 billion revolving credit facility
•Homebuilding debt to total capital of 7.7%
•Redeemed $454 million aggregate principal amount of its 4.50% senior notes due April 2024
•Repurchased $100 million aggregate principal amount of its 4.75% senior notes due November 2027
•Repurchased 3.8 million shares of Lennar common stock for $603 million
(more)

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Miami, June 17, 2024 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its second quarter ended May 31, 2024. Second quarter net earnings attributable to Lennar in 2024 were $954 million, or $3.45 per diluted share, compared to second quarter net earnings attributable to Lennar in 2023 of $872 million, or $3.01 per diluted share. Excluding mark-to-market losses on technology investments and one-time gain on the sale of a technology investment, second quarter net earnings attributable to Lennar in 2024 were $935 million, or $3.38 per diluted share. Excluding mark-to-market gains on technology investments, second quarter net earnings attributable to Lennar in 2023 were $852 million or $2.94 per diluted share.
Stuart Miller, Executive Chairman and Co-Chief Executive Officer of Lennar, said, “We are pleased to report another strong quarter against the backdrop of evolving market conditions as interest rates rose for most of the quarter and then subsided as the quarter closed. Although affordability continued to be tested by interest rate movements and simultaneously challenged consumer sentiment, purchasers remained responsive to increased sales incentives, resulting in a 19% increase in our new orders and a 15% increase in our deliveries year over year. The macroeconomic environment remained relatively consistent with employment remaining strong, housing supply remaining chronically short due to production deficits over a decade, and demand strength driven by strong household formation. We remained focused on consistent production pace driving sales pace, while using pricing, incentives, marketing spend and margin adjustment to enable consistent sales volume in a fluctuating interest rate environment.”
“Earnings were $954 million, or $3.45 per diluted share, compared to $872 million, or $3.01 per diluted share last year. We delivered 19,690 homes in our second quarter and our new orders were 21,293. Our average sales price, net of incentives, per home delivered was $426,000 in the second quarter, down 5% from last year, and our homebuilding gross margin in the second quarter was 22.6%, up 10 basis points from last year, as a result of our careful management of incentives combined with our intense focus on reducing construction costs, while homebuilding S,G&A expenses were 7.5%, resulting in a 15.1% net margin.”
“Driven by this quarter's strong operating performance, we constructively allocated capital while we continued to strengthen and fortify our balance sheet. During the quarter, we repurchased $603 million of our common stock and repaid $554 million of senior notes ending the quarter with homebuilding debt to total capital of 7.7%, no borrowings on our $2.2 billion revolver and cash of $3.6 billion. With cash on hand exceeding our debt, and with overall liquidity of $5.8 billion, our balance sheet remains extremely strong. Against that backdrop, we remain focused on our “land strategies” initiatives in order to intensify our land light focus and assure consistency of execution now and in the future as we embrace an ever-more focused manufacturing model for Lennar.”
Jon Jaffe, Co-Chief Executive Officer and President of Lennar, said, “Operationally, our starts pace and sales pace were 5.8 homes and 5.7 homes per community in the second quarter, respectively, as we continue to move closer to an even flow operating model. Our cycle time was down to 150 days, or 30% year over year, as our production first focus has positively impacted our production times, while our inventory turn improved to 1.6 times reflecting broader efficiencies. Concurrently, the Lennar Machine continued to carefully match our sales pace to our production pace using our digital marketing and dynamic pricing models.”

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“During the quarter, we continued the migration to our land light strategy. This was evidenced by our years supply of owned homesites improving to 1.2 years from 1.7 years last year and our controlled homesite percentage increasing to 79% from 70% year over year. These results drove our return on inventory to 31.4%, a year-over-year improvement of 110 basis points.”
Mr. Miller concluded, “We continue to remain enthusiastic about our current execution and our future. We have remained focused on our operating strategies, while at the same time being observant of current economic and market trends. This has positioned us particularly well as the economic environment continues to define itself throughout the complicated election year in 2024. As we look ahead to our third quarter, we expect to deliver between 20,500 and 21,000 homes with a gross margin of approximately 23.0%. We remain focused on delivering 80,000 homes for the full year, with a margin that remains consistent with last year's margin. We will continue to fortify our balance sheet with significant liquidity and operate from a position of strength, thus enabling us to continue to execute on our core strategies to drive strong cash flow and higher returns.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED MAY 31, 2024 COMPARED TO
THREE MONTHS ENDED MAY 31, 2023
Homebuilding
Revenues from home sales increased 9% in the second quarter of 2024 to $8.4 billion from $7.6 billion in the second quarter of 2023. Revenues were higher primarily due to a 15% increase in the number of home deliveries, partially offset by a 5% decrease in the average sales price of homes delivered. New home deliveries increased to 19,690 homes in the second quarter of 2024 from 17,074 homes in the second quarter of 2023. The average sales price of homes delivered was $426,000 in the second quarter of 2024, compared to $449,000 in the second quarter of 2023. The decrease in average sales price of homes delivered in the second quarter of 2024 compared to the same period last year was primarily due to pricing to market through an increased use of incentives and product mix.
Gross margins on home sales were $1.9 billion, or 22.6%, in the second quarter of 2024, compared to $1.7 billion, or 22.5%, in the second quarter of 2023. During the second quarter of 2024, gross margins increased because of a decrease in costs per square foot as the Company continued to focus on construction cost savings, which was partially offset by a decrease in average sales price and an increase in land costs.
Selling, general and administrative expenses were $630 million in the second quarter of 2024, compared to $511 million in the second quarter of 2023. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 7.5% in the second quarter of 2024, from 6.7% in the second quarter of 2023, primarily due to an increase in digital marketing, professional expenses and insurance costs.
Financial Services
Operating earnings for the Financial Services segment were $146 million in the second quarter of 2024, compared to $112 million in the second quarter of 2023. The increase in operating earnings was primarily due to higher volume from increased capture rate and Lennar deliveries.

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Ancillary Businesses
Operating loss for the Multifamily segment was $20 million in the second quarter of 2024, compared to operating loss of $8 million in the second quarter of 2023. Operating loss for the Lennar Other segment was $28 million in the second quarter of 2024, compared to an operating loss of $18 million in the second quarter of 2023. The Lennar Other operating loss for the second quarter of 2024 includes $22 million of mark-to-market losses on the Company's publicly traded technology investments and a $47 million one-time gain on the sale of a technology investment.
Tax Rate
In the second quarter of 2024 and 2023, the Company had tax provisions of $300 million and $281 million, respectively, which resulted in an overall effective income tax rate of 23.9% and 24.4%, respectively. For both periods, the Company's effective income tax rate included state income tax expense and non-deductible executive compensation, partially offset by energy efficient home and solar tax credits.
OTHER TRANSACTIONS
Debt Transactions
During the second quarter of 2024, the Company redeemed $454 million aggregate principal amount of its 4.50% senior notes due April 2024. The redemption price, which was paid in cash, was 100% of the principal amount outstanding. Additionally, the Company repurchased $100 million aggregate principal amount of its 4.75% senior notes due November 2027.
Share Repurchases
In the second quarter of 2024, the Company repurchased 3.8 million shares of its common stock for $603 million at an average share price of $158.64.
Liquidity
At May 31, 2024, the Company had $3.6 billion of Homebuilding cash and cash equivalents and no outstanding borrowings under its $2.2 billion revolving credit facility, thereby providing approximately $5.8 billion of available capacity.

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Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the third quarter of 2024:

Third Quarter 2024
New Orders	20,500 - 21,000
Deliveries	20,500 - 21,000
Average Sales Price	$420,000 - $425,000
Gross Margin % on Home Sales	About 23.0%
S,G&A as a % of Home Sales	7.3% - 7.5%
Financial Services Operating Earnings	$135 million - $140 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. Important factors that could cause differences between anticipated and actual results include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities or own a substantial number of single-family homes for rent; decreased demand for our homes, either for sale or for rent, or Multifamily rental apartments; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials, including lumber, and labor; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our funds' borrowings on the willingness of the funds to invest in new projects; reductions in the market value of our investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land light strategy, and our planned spin-off; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits related to land purchase options we decide not to exercise; the effects of public health issues such as a major epidemic or pandemic that could have a negative impact on the economy and on our businesses; possible unfavorable results in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the other risks and uncertainties described in our filings from time to time with the Securities and Exchange Commission, including those included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed on January 26, 2024, as amended by our Annual Report on Form 10-K/A filed on April 25, 2024 and Quarterly Reports on Form 10-Q. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, June 18, 2024. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3354 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2024	2023	2024	2023
Revenues:
Homebuilding	$8,381,059	7,670,017	15,312,050	13,826,322
Financial Services	281,723	222,979	531,443	405,960
Multifamily	99,500	151,744	229,177	295,267
Lennar Other	3,310	411	5,852	8,031
Total revenues	$8,765,592	8,045,151	16,078,522	14,535,580

Homebuilding operating earnings	$1,340,155	1,214,409	2,368,951	2,121,248
Financial Services operating earnings	147,012	112,599	278,308	191,336
Multifamily operating loss	(20,474)	(8,162)	(36,113)	(29,763)
Lennar Other operating loss	(28,964)	(18,399)	(68,512)	(58,156)
Corporate general and administrative expenses	(156,982)	(124,752)	(314,303)	(250,858)
Charitable foundation contribution	(19,690)	(17,074)	(36,488)	(30,733)
Earnings before income taxes	1,261,057	1,158,621	2,191,843	1,943,074
Provision for income taxes	(300,471)	(280,879)	(511,336)	(466,024)
Net earnings (including net earnings attributable to noncontrolling interests)	960,586	877,742	1,680,507	1,477,050
Less: Net earnings attributable to noncontrolling interests	6,275	6,048	6,862	8,822
Net earnings attributable to Lennar	$954,311	871,694	1,673,645	1,468,228

Basic and diluted average shares outstanding	273,703	284,910	275,325	285,492

Basic and diluted earnings per share	$3.45	3.01	6.01	5.07

Supplemental information:
Interest incurred (1)	$33,764	49,704	70,275	99,281

EBIT (2):
Net earnings attributable to Lennar	$954,311	871,694	1,673,645	1,468,228
Provision for income taxes	300,471	280,879	511,336	466,024
Interest expense included in:
Costs of homes sold	43,100	61,145	82,314	110,597
Costs of land sold	286	1,028	286	1,047
Homebuilding other income (expense), net	4,679	3,758	9,594	7,332
Total interest expense	48,065	65,931	92,194	118,976
EBIT	$1,302,847	1,218,504	2,277,175	2,053,228
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2024	2023	2024	2023
Homebuilding revenues:
Sales of homes	$8,357,750	7,636,579	15,259,531	13,730,406
Sales of land	13,598	16,314	34,350	26,032
Other homebuilding	9,711	17,124	18,169	69,884
Total homebuilding revenues	8,381,059	7,670,017	15,312,050	13,826,322

Homebuilding costs and expenses:
Costs of homes sold	6,469,952	5,916,325	11,865,484	10,719,168
Costs of land sold	6,903	11,932	20,920	34,009
Selling, general and administrative	629,600	510,700	1,197,587	960,494
Total homebuilding costs and expenses	7,106,455	6,438,957	13,083,991	11,713,671
Homebuilding net margins	1,274,604	1,231,060	2,228,059	2,112,651
Homebuilding equity in earnings (loss) from unconsolidated entities	15,516	(12,279)	28,818	(9,093)
Homebuilding other income (expense), net	50,035	(4,372)	112,074	17,690
Homebuilding operating earnings	$1,340,155	1,214,409	2,368,951	2,121,248

Financial Services revenues	$281,723	222,979	531,443	405,960
Financial Services costs and expenses	134,711	110,380	253,135	214,624
Financial Services operating earnings	$147,012	112,599	278,308	191,336

Multifamily revenues	$99,500	151,744	229,177	295,267
Multifamily costs and expenses	102,205	154,354	234,872	303,310
Multifamily equity in loss from unconsolidated entities and other income (expense), net	(17,769)	(5,552)	(30,418)	(21,720)
Multifamily operating loss	$(20,474)	(8,162)	(36,113)	(29,763)

Lennar Other revenues	$3,310	411	5,852	8,031
Lennar Other costs and expenses	26,841	6,795	35,929	13,271
Lennar Other equity in earnings (loss) from unconsolidated entities, other income (expense), net, and other gain (loss)	16,081	(37,512)	(11,784)	(54,459)
Lennar Other unrealized gains (losses) from technology investments (1)	(21,514)	25,497	(26,651)	1,543
Lennar Other operating loss	$(28,964)	(18,399)	(68,512)	(58,156)
(1)The following is a detail of Lennar Other unrealized gains (losses) from mark-to-market adjustments on technology investments:

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2024	2023	2024	2023
Blend Labs (BLND)	$715	(1,332)	3,651	(746)
Hippo (HIPO)	10,737	(4,399)	27,186	2,233
Opendoor (OPEN)	(16,907)	22,512	(15,592)	14,821
SmartRent (SMRT)	(4,609)	8,621	(6,572)	9,926
Sonder (SOND)	(40)	(138)	11	(458)
Sunnova (NOVA)	(11,410)	233	(35,335)	(24,233)
	$(21,514)	25,497	(26,651)	1,543

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Alabama, Florida, New Jersey and Pennsylvania
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, South Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	Three Months Ended May 31,
	2024	2023	2024	2023	2024	2023
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,529	4,893	$2,222,108	2,146,387	$402,000	439,000
Central	4,188	3,699	1,706,051	1,603,187	407,000	433,000
Texas	4,669	3,908	1,194,525	1,137,517	256,000	291,000
West	5,292	4,565	3,263,904	2,773,005	617,000	607,000
Other	12	9	6,343	7,401	529,000	822,000
Total	19,690	17,074	$8,392,931	7,667,497	$426,000	449,000
Of the total homes delivered listed above, 70 homes with a dollar value of $35 million and an average sales price of $503,000 represent home deliveries from unconsolidated entities for the three months ended May 31, 2024, compared to 72 home deliveries with a dollar value of $31 million and an average sales price of $429,000 for the three months ended May 31, 2023.

	At May 31,		Three Months Ended May 31,
	2024	2023	2024	2023	2024	2023	2024	2023
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	309	339	5,000	5,022	$2,033,401	2,166,704	$407,000	431,000
Central	332	330	5,332	4,080	2,144,250	1,729,280	402,000	424,000
Texas	239	226	5,213	3,732	1,332,392	1,079,757	256,000	289,000
West	363	365	5,735	5,045	3,679,145	3,190,159	642,000	632,000
Other	2	3	13	6	5,688	5,544	438,000	924,000
Total	1,245	1,263	21,293	17,885	$9,194,876	8,171,444	$432,000	457,000
Of the total homes listed above, 74 homes with a dollar value of $40 million and an average sales price of $540,000 represent homes in eight active communities from unconsolidated entities for the three months ended May 31, 2024, compared to 73 homes with a dollar value of $37 million and an average sales price of $507,000 in seven active communities for the three months ended May 31, 2023.

	For the Six Months Ended May 31,
	2024	2023	2024	2023	2024	2023
Deliveries:	Homes		Dollar Value		Average Sales Price
East	10,253	8,748	$4,172,739	3,858,332	$407,000	441,000
Central	7,748	6,439	3,101,695	2,804,582	400,000	436,000
Texas	8,932	7,329	2,264,683	2,154,490	254,000	294,000
West	9,530	8,207	5,785,395	4,967,027	607,000	605,000
Other	25	10	13,160	8,566	526,000	857,000
Total	36,488	30,733	$15,337,672	13,792,997	$420,000	449,000
Of the total homes delivered listed above, 147 homes with a dollar value of $78 million and an average sales price of $532,000 represent home deliveries from unconsolidated entities for the six months ended May 31, 2024, compared to 135 home deliveries with a dollar value of $63 million and an average sales price of $464,000 for the six months ended May 31, 2023.

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	For the Six Months Ended May 31,
	2024	2023	2024	2023	2024	2023
New Orders:	Homes		Dollar Value		Average Sales Price
East	9,526	8,863	$3,931,479	3,840,881	$413,000	433,000
Central	9,606	6,821	3,862,786	2,877,097	402,000	422,000
Texas	9,644	6,874	2,452,391	1,959,213	254,000	285,000
West	10,662	9,510	6,675,384	5,898,485	626,000	620,000
Other	31	11	15,218	9,229	491,000	839,000
Total	39,469	32,079	$16,937,258	14,584,905	$429,000	455,000
Of the total new orders listed above, 120 homes with a dollar value of $65 million and an average sales price of $543,000 represent new orders from unconsolidated entities for the six months ended May 31, 2024, compared to 170 new orders with a dollar value of $75 million and an average sales price of $443,000 for the six months ended May 31, 2023.

	At May 31,
	2024	2023	2024	2023	2024	2023
Backlog:	Homes		Dollar Value		Average Sales Price
East	5,853	8,276	$2,467,062	3,565,256	$422,000	431,000
Central	5,021	4,951	2,136,707	2,165,563	426,000	437,000
Texas	2,607	2,242	663,648	641,806	255,000	286,000
West	4,383	4,743	2,962,332	3,157,935	676,000	666,000
Other	9	2	3,586	1,828	398,000	914,000
Total	17,873	20,214	$8,233,335	9,532,388	$461,000	472,000
Of the total homes in backlog listed above, 120 homes with a backlog dollar value of $62 million and an average sales price of $513,000 represent the backlog from unconsolidated entities at May 31, 2024, compared to 201 homes with a backlog dollar value of $90 million and an average sales price of $450,000 at May 31, 2023.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	May 31, 2024	November 30, 2023
ASSETS
Homebuilding:
Cash and cash equivalents	$3,597,493	6,273,724
Restricted cash	11,572	13,481
Receivables, net	898,301	887,992
Inventories:
Finished homes and construction in progress	11,729,673	10,455,666
Land and land under development	4,418,285	4,904,541
Inventory owned	16,147,958	15,360,207
Consolidated inventory not owned	3,753,542	2,992,528
Inventory owned and consolidated inventory not owned	19,901,500	18,352,735
Deposits and pre-acquisition costs on real estate	2,754,819	2,002,154
Investments in unconsolidated entities	1,263,905	1,143,909
Goodwill	3,442,359	3,442,359
Other assets	1,540,507	1,512,038
	33,410,456	33,628,392
Financial Services	3,043,941	3,566,546
Multifamily	1,377,243	1,381,513
Lennar Other	836,030	657,852
Total assets	$38,667,670	39,234,303

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,727,358	1,631,401
Liabilities related to consolidated inventory not owned	3,227,478	2,540,894
Senior notes and other debts payable, net	2,241,507	2,816,482
Other liabilities	2,513,173	2,739,217
	9,709,516	9,727,994
Financial Services	1,583,363	2,447,039
Multifamily	246,776	278,177
Lennar Other	112,262	79,127
Total liabilities	11,651,917	12,532,337

Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	25,996	25,848
Class B common stock of $0.10 par value	3,660	3,660
Additional paid-in capital	5,674,733	5,570,009
Retained earnings	23,764,695	22,369,368
Treasury stock	(2,597,806)	(1,393,100)
Accumulated other comprehensive income	6,596	4,879
Total stockholders’ equity	26,877,874	26,580,664
Noncontrolling interests	137,879	121,302
Total equity	27,015,753	26,701,966
Total liabilities and equity	$38,667,670	39,234,303

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	May 31, 2024	November 30, 2023	May 31, 2023
Homebuilding debt	$2,241,507	2,816,482	3,852,258
Stockholders' equity	26,877,874	26,580,664	25,015,145
Total capital	$29,119,381	29,397,146	28,867,403
Homebuilding debt to total capital	7.7%	9.6%	13.3%

Homebuilding debt	$2,241,507	2,816,482	3,852,258
Less: Homebuilding cash and cash equivalents	3,597,493	6,273,724	4,004,679
Net homebuilding debt	$(1,355,986)	(3,457,242)	(152,421)
Net homebuilding debt to total capital (1)	(5.3)%	(15.0)%	(0.6)%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.